Exhibit (a)(5)(C)

MAY 2010 About CGI

A great match Highly complementary customer bases and service offerings Both are well-managed companies focused on fundamentals, with stable, tenured management teams Client-centric approach and a strong commitment to delivery excellence Great cultural fit with experts bringing deep industry knowledge; long-term, trusted client relationships; and a reputation for client satisfaction Companies share a strong commitment to employees, a deep ownership mentality and an entrepreneurial spirit

3 CGI (Post-Acquisition) (1) Twelve month period ended December 2009 (2) CGI Canadian and European revenue converted to USD using CAD:USD exchange rate of 1:1 Revenue by Vertical Revenue by Geography(2) CGI Stanley CGI (Post-Acquisition) Revenue: US$3.6B (1) Revenue: US$0.9B (1) Total Revenue: US$4.5B (1) Manufacturing 5% Retail and distribution 9% Telecommunications and utilities 11% Financial services 28% Government and healthcare 47% Government 100% Manufacturing 6% Government and healthcare 34% Retail and distribution 12% Telecommunications and utilities 14% Financial services 34% Europe 7% U.S. 33% Canada 60% U.S. 100% U.S. 46% Canada 48% Europe 6%

CGI Federal: 30+ years in the federal market A partner to more than 100 federal agencies: 4 Executive Branch Includes 11 defense, homeland security, and intelligence organizations 22 Cabinet-level organizations 66 independent agencies and other government organizations Legislative Branch 11 organizations, including: Architect of the Capitol Congressional Budget Office Library of Congress U.S. Capitol Police Judicial Branch Administrative Office of the U.S. Courts All 94 courts nationwide Strong, stable management team with deep federal government expertise Proven IT management processes, frameworks, and governance, including ISO 9001 and CMMI Level 3 Secure, on-shore delivery facilities in rural Alabama and Virginia provide optimal value for federal agency work

We have strong, enduring client relationships 5 Years of Partnership 0 5 10 15 20 25 Department of State Environmental Protection Agency General Services Administration U.S. Courts Intelligence Agency Department of Treasury Defense Advanced Research Projects Agency Department of Agriculture Department of Interior Department of Justice U.S. Agency for International Development Department of Homeland Security/FLETC Defense Finance & Accounting Service Intelligence Agency Current CGI Federal customer loyalty score: 9.4

Built-for-government capabilities Momentum ERP Leading ERP service provider to U.S. Federal Government delivering an end-to-end solution spanning budget, financial and asset management, procurement, and timekeeping Operational at DFAS, DARPA, DoD BTA, Joint chiefs, two of big five Intel agencies in addition to U.S. Department of Justice, U.S. Department of State and USAID around the world IT and custom software development services Dept of Justice/FBI, two intel agencies, U.S. Navy black program High-volume, secure information exchange and portal for all ARRA spending U.S.-based secure data center Secure Facility compliant with NIST 800-53 security guidelines Separate federal room within facility with biometric access control Managed with ISO 9001 and ITIL Quality System COOP/DR plans compliant with NIST 800-34 guidelines All personnel NACI cleared U.S. On-shore Centers of Excellence Full service end-to-end services via secure, high-speed fiber-based network Application development, testing and maintenance remote staffing Business process services and network management Proximity to government clients 6

People integration is a CGI core competency Integrating impacted employees facilitates knowledge transfer and minimizes transition risk CGI has optimized HR processes to accommodate new staff " William Martorelli Forrester Research, Inc. " CGI uses its unique culture and integrated strategy to assimilate, intermingle and develop all employees into global growth success Kraft Bell Gartner, Inc. Analysts recognition: Since 1996, CGI has grown from 1,800 to 26,000 members More than 13,000 of our professionals have joined CGI through managed services contracts and acquisitions High retention rate throughout the process 7

Benefits & Compensation Assessment Group Sessions Individual Orientation Plan One-on-One Meetings Philosophy & Principles Communication Smooth and effective transition Our HR Transition Model 8

DoD Fed Civol 77 23 DoD Fed Civol 1 99 CGI Federal (Post-Acquisition) A top-tier provider better positioned to meet Federal Agency needs DoD Other Fed Civil East 55 45 Defense and Intelligence 77% Federal Civilian 23% Defense and Intelligence 55% Federal Civilian 99% Federal Civilian 45% 9 High Growth Domains New civilian programs Healthcare Homeland security Cyber security Defense and Intelligence programs CGI Federal Revenue = ~US$350M(1) Combined Revenue = ~US$1.2B Stanley Revenue = US$865M(1) (1) Twelve month period ended December 2009 Defense and Intelligence 1%

Next Steps As two public companies, CGI and Stanley will continue to operate as separate companies until closing All existing Stanley benefits remain in full force until closing Medical benefits will remain the same through the end of the calendar year There will be an open enrollment period in November 2010 Check the Stanley employee microsite: http://cgifederal.com/stanley regularly for updates Most importantly, continue "business as usual", delivering excellent customer service Transition planning is underway

Additional Information The tender offer described in this communication has not yet commenced and this communication is neither an offer to purchase nor the solicitation of an offer to sell any securities. At the time the tender offer for the shares of Stanley, Inc. ("Stanley") has commenced, CGI Group Inc. ("CGI"), CGI Federal Inc., a wholly owned subsidiary of CGI ("CGI Federal"), and CGI Fairfax Corporation, a wholly owned subsidiary of CGI Federal, will file a joint tender offer statement on Schedule TO and Stanley will file a tender offer solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the "SEC"). Investors and security holders are urged to read the tender offer materials and the Solicitation/Recommendation Statement as well as any other relevant documents filed with the SEC when they become available, because they will contain important information. Such materials, when prepared and ready for release, will be made available to Stanley's stockholders at no expense to them. In addition, at such time Stanley stockholders will be able to obtain these documents for free from the U.S. Securities and Exchange Commission's website at www.sec.gov.